EXHIBIT 99.1

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For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

- GLATFELTER REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS -
- Net Sales Increased 25% in Fourth Quarter with 9% Organic Growth –
- Adjusted Earnings per Share Grew 38% in 2010 –
- Strong Free Cash Flow in Fourth Quarter of $31 million and $132 million for 2010 –

YORK, Pennsylvania – February 11, 2011 – Glatfelter (NYSE: GLT) today reported its financial results for the quarter and year ended December 31, 2010, including adjusted earnings of $0.31 per diluted share in the fourth quarter of 2010, compared to $0.33 per diluted share a year ago. Adjusted earnings for the 2010 fourth quarter were benefited by $0.09 per share from a favorable tax rate while the 2009 fourth quarter was aided by $0.13 per share from one-time items recognized in the Specialty Papers business unit.

“We are pleased to report another solid performance from our Composite Fibers and Specialty Papers business units in the fourth quarter of 2010, which caps a year of meaningful growth and operational advancement,” said Dante C. Parrini, president and chief executive officer. “Our fourth-quarter results were led by the Composite Fibers business, which effectively leveraged its leading market positions into a 13 percent year-over-year increase in shipments and continued to realize operating efficiencies from its ongoing continuous improvement initiatives resulting in a 14 percent improvement in operating profit during the quarter. During 2010, Composite Fibers grew revenue by 7 percent and significantly expanded its margins resulting in a 50 percent increase in operating profit compared to 2009. Similarly, our Specialty Papers business finished the year with higher year-over-year shipments, again outperforming the broader uncoated free-sheet market, and generating increased operating profit for the sixth consecutive year.

We made progress in a number of areas during the fourth quarter in our Advanced Airlaid business, but our results were impacted by low market demand which pushed shipments 10 percent lower than the third quarter. We are seeing better demand in the first quarter and we are aggressively implementing continuous improvement initiatives to improve operating efficiencies similar to those we have successfully instituted elsewhere in our company. In addition, we recently announced price increases that are expected to be more fully realized as we move through 2011,” said Mr. Parrini.

“During 2010 we grew adjusted earnings by 38 percent. This growth, combined with our disciplined fiscal approach, allowed us to generate another strong year of free cash flow with $31 million in the fourth quarter and $132 million for the year,” added Mr. Parrini. “As we enter 2011, our balance sheet is very strong and we are optimistic about opportunities for sustained growth, particularly in the growing tea, coffee, feminine hygiene and other consumer product related segments.”

Consolidated net sales for the 2010 fourth quarter totaled $376.2 million, a 24.9 percent increase compared with $301.1 million for the fourth quarter of 2009, reflecting the top-line contributions of the new Advanced Airlaid Materials business unit, share gains in core markets and stronger market conditions for the Company’s Composite Fibers and Specialty Papers products. Net sales grew 8.8 percent excluding the impact of acquisitions and foreign currency changes.

On a GAAP basis, the Company reported net income of $15.3 million or $0.33 per diluted share, for the fourth quarter of 2010, compared with net income of $46.0 million or $1.00 per diluted share in the same quarter a year ago which was favorably impacted by alternative fuel mixture credits. Adjusted earnings were $14.6 million, or $0.31 per diluted share, which excludes items of an unusual and non-recurring nature as presented below, compared with $15.3 million, or $0.33 per diluted share, in the 2009 fourth quarter. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items.

The following table sets forth a reconciliation of net income on a GAAP-basis to adjusted earnings:

	For the quarter ended December 31
	2010		2009
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$15,268	$0.33	$46,040	$1.00
Alternative fuel mixture credits	(84)	—	(32,456)	(0.70)
Acquisition and integration related costs	345	0.01	1,768	0.04
Timberland sales and related transaction costs	(964)[1]	(0.02)	(65)	–
Adjusted earnings	$14,565	$0.31	$15,287	$0.33

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

(1)	Includes the expiration of statute on uncertain tax positions related to the sale of timberland.

Fourth-Quarter Business Unit Results

Specialty Papers

	For the quarter ended Dec 31
Dollars in thousands	2010	2009	Change
Tons shipped	188,321	182,627	5,694	3.1%
Net sales	$208,837	$196,309	$12,528	6.4
Energy and related sales, net	1,819	7,139	(5,320)	(74.5)
Operating income	$16,826	$23,075	$(6,249)	(27.1)%
Operating margin	8.1%	11.8%

In the quarter-over-quarter comparison, Specialty Papers’ net sales increased $12.5 million due to an $8.7 million benefit from higher average selling prices together with a 3.1 percent increase in shipping volumes.

Despite the improved revenue, operating income declined $6.2 million in the comparison to the fourth quarter of 2009 due, in part, to sales of energy and renewable energy credits (RECs) declining $5.3 million in the fourth quarter of 2010 compared to the fourth quarter of 2009. During the fourth quarter of 2009 the Company received a regulatory ruling for the sale of RECs generated in 2008 and 2009 totaling $5.1 million. In addition, higher input costs, primarily for pulp, adversely impacted 2010 fourth quarter results by $5.0 million. The year ago quarter also benefited from a $3.1 million nonrecurring LIFO inventory valuation adjustment compared to $0.4 million benefit in the fourth quarter of 2010.

Composite Fibers

	For the quarter ended Dec 31
Dollars in thousands	2010	2009	Change
Tons shipped	23,254	20,619	2,635	12.8%
Net sales	$111,981	$104,812	$7,169	6.8%
Operating income	$8,044	$7,075	$969	13.7%
Operating margin	7.2%	6.8%

Composite Fibers’ net sales improved due to strengthening demand in all of its product lines as shipping volume increased 12.8 percent. Net sales increased 6.8 percent with the higher shipping volume being partially offset by a $6.7 million adverse impact from the translation of foreign currencies. On a constant currency basis, net sales increased 13.3 percent.

Composite Fibers’ operating income increased $1.0 million, or 13.7 percent, in the quarter-to-quarter comparison. The improvement in operating income reflects efficiency gains of $2.7 million as a result of continuous improvement initiatives. The impact of increased shipping volumes together with the elimination of market-driven downtime benefited operating profit by $2.0 million. The combination of these factors more than offset a $3.1 million negative impact of higher input costs, primarily related to woodpulp and synthetic fibers.

Advanced Airlaid Materials (Note: Because this business unit was created upon completion of the previously announced acquisition of Concert Industries on February 12, 2010, the results below are shown with a sequential quarter comparison rather than a year-over-year basis.)

	For the quarter ended
	December 31	September 30
Dollars in thousands	2010	2010	Change
Tons shipped	19,827	22,053	(2,226)	(10.1)%
Net sales	$55,360	$58,036	(2,676)	(4.6)%
Operating income	1,081	1,164	(83)	(7.1)%

Fourth-quarter 2010 operating income of $1.1 million from the Advanced Airlaid Materials business unit was slightly lower than the 2010 third quarter. Compared to the third quarter, higher selling prices benefited results by $1.3 million; however, shipping volume fell 10.1 percent and necessitated market-driven downtime which negatively impacted the sequential quarter by approximately $1.1 million.

Other Financial Information

Interest expense totaled $6.5 million for the fourth quarter of 2010, an increase of $2.1 million compared to the 2009 fourth quarter primarily due to the issuance of $100.0 million in bonds in February 2010, used to fund, in part, the Concert acquisition.

As required by purchase accounting, the Company recorded a $2.5 million reserve for a Concert Industries tax risk existing at the time of the acquisition and at the same time recorded a $2.5 million receivable from the seller due to an indemnification agreement. During the fourth quarter a tax ruling was issued that eliminated this tax risk and as a result the Company recognized an expense of $2.5 million in other non-operating expenses to eliminate the receivable from the seller. The Company also recognized a $2.5 million tax benefit for this same item to eliminate the tax reserve previously established resulting in no net impact to earnings during the quarter.

For the fourth quarter of 2010, the Company recorded an income tax benefit of $3.8 million despite $11.4 million of pretax income. The benefit was primarily due to the recognition of research and development tax credits totaling $1.5 million in the 2010 fourth quarter as a result of passage of federal tax legislation, a $2.5 million benefit described in the preceding paragraph and a $3.5 million adjustment to reduce tax liabilities resulting from the expiration of statutes on uncertain tax positions and other factors. For the fourth quarter of 2010, the Company’s effective tax rate on adjusted earnings was a benefit of 2.5 percent compared with expense of 25.4 percent in the same quarter of 2009.

2010 Full Year Results

Highlights

•	38% increase in adjusted earnings per share compared with 2009;

•	23% increase in business unit operating income compared with 2009;

•	50% increase in Composite Fibers operating income compared with 2009;

•	6th consecutive year of growth in Specialty Papers’ operating income;

•	23% increase in net sales which totaled $1.5 billion in 2010, including 8% organic growth;

•	54% of net sales generated from new products, the 7th consecutive year exceeding goal of 50%;

•	$132 million of free cash flow and $96 million of cash on hand at December 31, 2010; and

•	Invested $228 million in the acquisition of Concert Industries Corp., a global leader in the growing feminine hygiene market.

For the year ended December 31, 2010, the Company reported net income of $54.4 million or $1.17 per diluted share, compared with net income of $123.4 million or $2.70 per diluted share in 2009. The results of operations for both years include the impact of significant unusual and non-recurring items. The following table provides a reconciliation of net income on a GAAP basis to adjusted earnings:

	2010		2009
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$54,434	$1.17	$123,442	$2.70
Cellulosic biofuel and alternative fuel mixture credits	(23,184)	(0.50)	(95,764)	(2.09)
Acquisition and integration related costs	9,073	0.20	1,768	0.04
Foreign currency hedge on acquisition price	1,673	0.04	—	–
Timberland sales and related transaction costs	(1,063)[1]	(0.02)	3	–
Adjusted earnings	$40,933	$0.88	$29,449	$0.64

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

(1)	Includes the expiration of statute on uncertain tax positions related to the sale of timberland.

Balance Sheet and Other Information

Capital expenditures totaled $36.5 million in 2010 compared with $26.3 million in 2009. Capital expenditures are expected to be $60 million to $65 million for 2011.

Cash and cash equivalents totaled $95.8 million as of December 31, 2010 and net debt, excluding cash collateralized borrowings, was $200.5 million, an increase of $118.1 million compared with December 31, 2009, primarily due to the $228.3 million Concert acquisition.

Free cash flow (cash provided by operations less capital expenditures) was $31.4 million during the fourth quarter of 2010 and $131.5 million for all of 2010. (Net debt and free cash flow are non-GAAP measures. Refer to the calculation of these measures provided in this release).

In connection with the filing of its 2009 federal income tax return, the Company recognized a $23.1 million tax benefit in the third quarter of 2010 related to cellulosic biofuel production credits as a reduction of income tax expense. Of this amount, $17.8 million was received in cash during the first quarter of 2011.

The accompanying consolidated statement of income for the three months and year ended December 31, 2009 includes pre-tax credits of $34.0 million and $107.8 million, respectively, recorded as a reduction in cost of products sold, representing eligible alternative fuel mixture credits earned during 2009, net of associated expenses.

Outlook

For Specialty Papers, the Company expects the first quarter of 2011 to benefit from approximately five percent higher shipping volumes and no machine downtime compared to the fourth quarter of 2010, reflecting normal seasonal patterns.  Selling prices are expected to remain substantially unchanged while input costs are anticipated to be slightly higher.

For Composite Fibers, the Company anticipates shipping volumes in the first quarter of 2011 to be in-line with the fourth quarter, while selling prices and input costs are anticipated to be slightly higher. In addition, the Company expects this business’ results in the 2011 first quarter to benefit from the elimination of seasonal downtime and from ongoing benefits associated with its continuous improvement initiatives.

Shipping volumes for the Advanced Airlaid Materials business unit in the first quarter of 2011 are expected to be approximately 10 percent higher than the fourth quarter of 2010. Selling prices are expected to increase slightly and input costs are expected to be generally in line with fourth-quarter 2010 levels.

Conference Call

As previously announced, the company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth-quarter results. The company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2010 Earnings Release Conference Call
When:	Friday, February 11, 2011, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	37938745
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:February 11, 2011 12:00 through February 25, 2011 11:59 p.m.
Rebroadcast Number:Within US dial 800.642.1687
International dial 706.645.9291
Conference ID:	37938745

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, finalization of the allocation of the Concert purchase price, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.5 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended December 31
	December 31
In thousands, except per share	2010	2009	2010	2009
Net sales	$376,178	$301,121	$1,455,331	$1,184,010
Energy and related sales – net	1,819	7,138	10,653	13,332

Total revenues	377,997	308,259	1,465,984	1,197,342
Costs of products sold	327,166	223,275	1,279,737	927,578

Gross profit	50,831	84,984	186,247	269,764
Selling, general and administrative expenses	30,812	29,893	122,111	110,257
(Gains)/losses on dispositions of plant, equipment and timberlands, net	(135)	(217)	(453)	(898)

Operating income	20,154	55,308	64,589	160,405
Non-operating income (expense)
Interest expense	(6,502)	(4,422)	(25,547)	(19,220)
Interest income	238	303	808	1,886
Other – net	(2,453)	(11)	(6,321)	75

Total other income (expense)	(8,717)	(4,130)	(31,060)	(17,259)

Income before income taxes	11,437	51,178	33,529	143,146
Income tax (benefit) provision	(3,831)	5,138	(20,905)	19,704

Net income	$15,268	$46,040	$54,434	$123,442

Earnings Per Share
Basic	$0.33	$1.01	$1.19	$2.70
Diluted	0.33	1.00	1.17	2.70
Cash dividends declared per common share	$0.09	$0.09	$0.36	$0.36
Weighted average shares outstanding
Basic	45,991	45,748	45,922	45,678
Diluted	46,461	46,062	46,374	45,774

Business Unit Financial Information
(unaudited)

Three months ended December 31					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials			Other and Unallocated		Total
	2010	2009	2010	2009	2010	2009		2010	2009	2010	2009
Net sales	$208.8	$196.3	$112.0	$104.8	$55.4		$—	$-	$-	$376.2	$301.1
Energy and related sales, net	1.8	7.1	—	—	—		—	—	—	1.8	7.1

Total revenue	210.7	203.4	112.0	104.8	55.4		—	—	—	378.0	308.3
Cost of products sold	179.3	165.7	94.8	88.3	51.3		—	1.8	(30.7)	327.2	223.3

Gross profit	31.4	37.7	17.2	16.6	4.1		—	(1.8)	30.7	50.8	85.0
SG&A	14.6	14.6	9.2	9.5	3.0		—	4.1	5.8	30.8	29.9
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—		—	(0.1)	(0.2)	(0.1)	(0.2)

Total operating income (loss)	16.8	23.1	8.0	7.1	1.1		—	(5.8)	25.2	20.2	55.3
Non-operating income (expense)	—	—	—	—	—		—	(8.7)	(4.1)	(8.7)	(4.1)

Income (loss) before income taxes	$16.8	$23.1	$8.0	$7.1	$1.1	$		$(14.5)	$21.0	$11.4	$51.2

Supplementary Data
Net tons sold	188.3	182.6	23.3	20.6	19.8		—	—	—	231.4	203.2
Depreciation, depletion and amortization	$8.7	$9.1	$6.1	$6.3	$2.2		$—	$-	$-	$17.0	$15.4
Capital expenditures	10.2	5.0	2.3	4.6	0.7		—	—	—	13.2	9.6

Year ended December 31					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials			Other and Unallocated		Total
	2010	2009	2010	2009	2010	2009		2010	2009	2010	2009
Net sales	$842.6	$791.9	$419.2	$392.1	$193.5		$—	$-	$-	$1,455.3	$1,184.0
Energy and related sales, net	10.7	13.3	—	—	—		—	—	—	10.7	13.3

Total revenue	853.3	805.2	419.2	392.1	193.5		—	—	—	1,466.0	1,197.3
Cost of products sold	740.2	693.9	350.5	334.4	181.7		—	7.4	(100.7)	1,279.7	927.6

Gross profit	113.1	111.3	68.7	57.7	11.8		—	(7.4)	100.7	186.2	269.8
SG&A	54.7	55.4	35.8	35.8	7.4		—	24.3	19.1	122.1	110.3
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—		—	(0.5)	(0.9)	(0.5)	(0.9)

Total operating income (loss)	58.4	55.9	32.9	21.9	4.4		—	(31.2)	82.6	64.6	160.4
Non-operating income (expense)	—	—	—	—	—		—	(31.1)	(17.3)	(31.1)	(17.3)

Income (loss) before income taxes	$58.4	$55.9	$32.9	$21.9	$4.4	$		$(62.3)	$65.3	$33.5	$143.1

Supplementary Data
Net tons sold	764.7	738.8	90.4	80.1	72.8		—	—	—	927.9	818.9
Depreciation, depletion and amortization	$34.9	$37.5	$23.7	$23.7	$7.2		$—	$-	$-	$65.8	$61.3
Capital expenditures	24.1	14.2	8.2	12.1	4.2		—	—	—	36.5	26.3

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Advanced Airlaid Materials reflect the results of the Concert Industries acquisition prospectively since its completion on February 12, 2010.

Selected Financial Information
(unaudited)

	Year ended December 31
In thousands	2010	2009
Cash Flow Data
Cash provided (used) by:
Operating activities	$168,005	$163,868
Investing activities	(264,217)	12,544
Financing activities	59,681	(75,329)
Depreciation, depletion and amortization	65,839	61,256
Capital expenditures	36,491	26,257
	December 31,

	2010	2009

Balance Sheet Data
Cash and cash equivalents	$95,788	$135,420
Total assets	1,341,747	1,190,294
Total debt	333,022	254,583
Shareholders’ equity	552,442	510,704

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Free Cash Flows	Three months ended December 31
In thousands	2010	2009
Cash from operations	$44,625	$44,354
Less:
Capital expenditures	(13,222)	(9,553)
Free cash flows	$31,403	$34,801

Free Cash Flows	Year ended December 31
In thousands	2010	2009
Cash from operations	$168,005	$163,868
Less:
Capital expenditures	(36,491)	(26,257)
Free cash flows	$131,514	$137,611

Calculation of Net Debt	December 31
In thousands	2010 2009
Short term debt	$798	$3,888
Long term debt	332,224	250,695

Total	333,022	254,583
Less: Cash	(95,788)	(135,420)

Total debt less cash	237,234	119,163
Less: Collateralized debt	(36,695)	(36,695)

Net Debt	$200,539	$82,468